Exhibit 10(xiv)

April 1, 2007

Kent Carasquero, President
Trustcash LLC
400 Park Avenue #1420
New York, NY 10022

Kent

The following constitutes our mutual understanding with respect to Trustcash (“the Company”) retention of MoneyInfo LLC (“CONSULTANT”) as investor communications consultant.

The Company will pay CONSULTANT a fee (the "Fee"), Five Million (5,000,000) shares of restricted stock for implementation of its Investor Communications (“IC”) Program.

This agreement will run from April 1, 2008 until December 31, 2008, may be terminated, provided that such termination is after thirty (30) days’ prior notice is provided in writing to CONSULTANT. This agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. In the event the Company is purchased or there is a change in control of the Company, this contract will be paid in full for the full term of the contract.

CONSULTANT will perform these continuing services in accordance with the following terms:

1.     CONSULTANT shall provide these services as an independent contractor, not as the Company’s employee or agent. CONSULTANT shall not undertake any major activities nor make any commitments on the Company’s behalf without the Company’s prior approval.

2.     The Company will indemnify and hold CONSULTANT harmless with respect to any claims or actions instituted by any third party which result from the use by CONSULTANT of material furnished to CONSULTANT by the Company or where material created by CONSULTANT is reviewed by the Company or arising out of the nature or use of the Company’s product(s). Information or data obtained by CONSULTANT from the Company to substantiate claims or statements released by CONSULTANT on the Company’s behalf shall be deemed to be “materials furnished to CONSULTANT by the Company”. This paragraph, insofar as it applies to work undertaken while this agreement is in effect, shall survive the termination of this agreement.

3.     In the event of any proceeding against the Company by any regulatory agency, whether private or public, or in the event of any court action or self-regulatory action questioning any materials prepared by CONSULTANT on the Company’s behalf, at the Company’s request CONSULTANT shall assist in the preparation of the defense of such action or proceeding and cooperate with the Company’s attorneys. The Company will pay CONSULTANT its usual hourly rates for time expended by CONSULTANT on such assistance and the Company will reimburse CONSULTANT any out-of-pocket costs CONSULTANT incurs in connection with any such action or proceeding. This paragraph, insofar as it applies to work undertaken while this agreement is in effect, shall survive the termination of this agreement.

4. In performing the activities described in the plan developed for the Company by CONSULTANT, CONSULTANT and the Company’s actions will comply with all SEC and applicable State laws, rules and regulations.

5. (a)      CONSULTANT acknowledges and agrees that it will have access to, or become acquainted with, confidential information of the Company. For the purpose of this agreement, confidential information shall mean any information of the Company, whether or not developed by CONSULTANT, including but not limited to information which relates to all ideas, designs, methods, discoveries, improvement, products, documents or other results of the professional services, trade secrets, product data and specifications, proprietary rights, business affairs, product developments, customer information or employee information. Confidential information does not include any information that:

     (i)     CONSULTANT can prove was known to it prior to the date of this agreement and any other agreement between the parties hereto, without an obligation to keep it confidential;

     (ii)     CONSULTANT can prove was lawfully obtained from a third party without any obligation of confidentiality; or

     (iii)     Is or becomes part of the public domain through no act or violation of any obligation of CONSULTANT.

6. (b)      CONSULTANT acknowledges and agrees that the confidential information constitutes valuable trade secrets of the Company. CONSULTANT shall keep all confidential information in confidence and shall not, at any time during or after the term of this agreement, without the Company’s prior written consent, disclose or otherwise make available, directly or indirectly, any item of confidential information to anyone other than CONSULTANT employees who need to know the same in performance of their professional services. CONSULTANT shall use confidential information only in connection with the performance of professional services hereunder and for no other purpose. CONSULTANT shall inform its employees of the trade secret, proprietary and confidential nature of the confidential information.

7.     Any contract CONSULTANT has entered into on the Company’s behalf shall simultaneously on the effective date of termination of this agreement, be automatically assigned to the Company and the Company shall assume all of the rights and obligations under the contract and CONSULTANT shall be relieved of any further responsibility of liability. The Company shall indemnify CONSULTANT against any expense or loss that CONSULTANT may incur as a result of a claim by a sub-contractor, arising after the assignment of the contract. Any materials or services CONSULTANT has committed to purchase for the Company (or any uncompleted work previously approved by the Company either specifically or as part of a plan), shall be paid for by the Company and CONSULTANT shall receive applicable compensation.

8.     Upon the termination of this agreement, provided that there is no indebtedness then owing by the Company to CONSULTANT, CONSULTANT shall transfer, assign and make available to the Company or the Company’s representative, all property and materials in our possession or control belonging to and paid for by the Company. CONSULTANT will also give the Company all reasonable cooperation toward transferring with approval of third parties in interest all reservations, contracts and arrangements with investor relations media, or others, of public relations space, broadcast time or materials yet to be used and all rights and claims thereto and therein, upon being duly released from the obligation thereof.

9.     The Consultant irrevocably appoints the President of the Company as his or her attorney to sign in the Subscriber’s name any Proxy Vote, Escrow Agreement and any waiver of pre-emptive rights available to the Subscriber under applicable law in respect of an issuance of securities of the Company. This power of attorney is a power coupled with an interest.

10. The validity, interpretation and construction of this Agreement and each part thereof will be governed by the laws of the State of New York. The venue for any dispute arising under this Agreement shall be the state or federal courts located in New York County, New York.

11. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.

12. The Company officer signing this document states that he has the authority of the Company's Board of Directors to enter into this contractual obligation.

If the above correctly sets forth your understanding of our agreement, kindly sign and return two (2) copies of this letter. We appreciate the confidence you have placed in MoneyInfo LLC.

MONEYINFO LLC

By:      /s/ Charles Moskowitz

Charles Moskowitz

Date:     May 7, 2008

ACCEPTED AND AGREED UPON:

Trustcash Holdings Inc.

By:     Kent Carasquero

Kent Carasquero
President

Date:     May 7, 2008